EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 27, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Active Power, Inc. on Form 10-K for the year ended December, 31 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Active Power, Inc. on Forms S-3 (File No. 333-188242 and File No. 333-181054), Forms S-8 (File No.-333-43248, File No. 333-56122, File No. 333-104725, File No. 333-115039, File No. 333-123587, File No. 333-132792, File No. 333-144782, File No. 333-150481, File No. 333-157662, File No. 333-165217, File No. 333-167005 and File No. 333-181948).

/s/ Grant Thornton LLP

Dallas, Texas
February 27, 2015